Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom LLP
525 UNIVERSITY AVENUE PALO ALTO, CALIFORNIA 94301 ________ TEL: (650) 470-4500 FAX: (650) 470-4570 www.skadden.com

November 21, 2022

View, Inc.
195 South Milpitas Blvd.
Milpitas, CA 95035

Re:	View, Inc.
Registration Statement on Form S-1
Ladies and Gentlemen:
We have acted as special United States counsel to View, Inc. (formerly known as CF Finance Acquisition Corp. II (“CF II”)), a Delaware corporation (the “Company”), in connection with (a) the issuance by the Company of up to an aggregate of 41,034,058 shares (such shares, the “Company Shares”) of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”), consisting of (x) up to 17,033,303 shares of Class A Common Stock issuable upon exercise of warrants (the “Warrants”) issued pursuant to the Warrant Agreement, dated as of August 26, 2020 (the “Warrant Agreement”), by and between CF II and Continental Stock Transfer & Trust Company, which consist of (i) up to 366,666 shares of Class A Common Stock that are issuable upon the exercise of private placement warrants (the “Private Placement Warrants”) originally issued in a private placement to CF Finance Holdings II, LLC (the “Sponsor”), in connection with the initial public offering of the Company and (ii) up to 16,666,637 shares of Class A Common Stock that are issuable upon the exercise of warrants issued as part of the units in connection with the initial public offering of the Company, (y) up to 3,272,159 shares of Class A Common Stock issuable upon the exercise of warrants (the “Rollover Warrants”) which were warrants of View Operating Corporation (formerly known as View, Inc.) (“Legacy View”) that were converted to warrants of the Company upon the closing of the Company’s initial business combination, issued pursuant to the respective agreements governing the Rollover Warrants (each, a “Rollover Warrants Agreement”), and (z) up to 20,728,596 shares of Class A Common Stock issuable upon the exercise of options (the “Rollover Options”) which were options of Legacy View that were converted to options of the Company upon the closing of the Company’s initial business combination and (b) the resale by the selling holders (the “Selling Holders”) of (i) up to an aggregate of 167,665,943 shares of Class A Common Stock (collectively, the “Secondary Shares”), which consist of (a) up to 1,100,000 shares of Class A Common Stock, (b) up to 34,026,436 shares of Class A Common

View, Inc.
November 21, 2022

Stock issued on March 8, 2021, in a private placement pursuant to certain subscription agreements dated as of November 30, 2020, and January 11, 2021, (c) up to 12,500,000 shares of Class A Common Stock originally purchased by the Sponsor, some of which were transferred to CF II’s then-independent directors prior to the Company’s initial business combination, (d) up to 355,176 shares of Class A Common Stock under an engagement letter (the “Engagement Letter”), dated as of October 3, 2020, by and between CF II and Cantor Fitzgerald & Co., as amended on November 26, 2020, pursuant to which Cantor Fitzgerald & Co. agreed to serve as financial advisor in connection with the Company’s initial business combination, (e) up to 366,666 shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants, (f) up to 1,423,020 shares of Class A Common Stock issuable upon exercise of the Rollover Warrants held by certain affiliates of the Company, (g) up to 109,096,250 shares of Class A Common Stock held by certain affiliates of the Company, and (h) up to 8,798,395 shares of Class A Common Stock issuable upon the vesting of restricted stock units granted under the Company’s 2021 Equity Incentive Plan (the “2021 Plan”), and (ii) up to 366,666 Private Placement Warrants (the “Secondary Warrants,” and collectively with the Secondary Shares, the “Secondary Securities”). The Company Shares and Secondary Securities are collectively referred to herein as the “Securities.” The Secondary Securities were issued pursuant to the following agreements (collectively with the Warrant Agreement and the Rollover Warrants Agreements, the “Share Agreements,” and the Share Agreements together with the Warrant Certificate (as defined below), the “Transaction Agreements”): (i) the Private Placement Units Purchase Agreement, dated as of August 26, 2020, by and between CF II and the Sponsor; (ii) those certain Subscription Agreements, dated as of November 30, 2020, entered into between the Company and certain of the Selling Holders as are listed therein; (iii) the Subscription Agreement, dated as of January 11, 2021, by and between CF II and GIC Private Ltd.; (iv) the Engagement Letter, (v) the 2021 Plan, and (vi) the Merger Agreement (as defined below).
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).
In rendering the opinions stated herein, we have examined and relied upon the following:
(a)    the registration statement on Form S-1 of the Company relating to the Securities filed on September 7, 2022, with the Securities and Exchange Commission (the “Commission”) under the Securities Act, and Amendment No. 1 thereto, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement, as amended, being hereinafter referred to as the “Registration Statement”);
(b)    an executed copy of a certificate of Adam Brajer, then-Assistant Secretary of the Company, dated August 31, 2020 (the “IPO Secretary’s Certificate”);
(c)    an executed copy of a certificate of Alice Chan, then-Chief Financial Officer of the Company, dated March 8, 2021 (the “Closing Officer’s Certificate”);
(d)    an executed copy of a certificate of Bill Krause, Chief Legal Officer of the Company, dated the date hereof (the “CLO’s Certificate,” and collectively with the IPO Secretary’s Certificate and the Closing Officer’s Certificate, the “Officers’ Certificates”);
(e)    a copy of the Company’s Certificate of Incorporation, as amended, as in effect as of the date of the IPO Board Resolutions (as defined below), and certified pursuant to the CLO’s Certificate;
(f)    a copy of the Company’s Amended and Restated Certificate of Incorporation as in effect as of the date of the Merger Board Resolutions (as defined below), and certified pursuant to the CLO’s Certificate;

View, Inc.
November 21, 2022

(g)    a copy of the Company’s Amended and Restated Certificate of Incorporation as in effect as of March 5, 2021, and certified pursuant to the CLO’s Certificate;
(h)    a copy of the Company’s Amended and Restated Certificate of Incorporation certified by the Secretary of State of the State of Delaware as of November 21, 2022, and certified pursuant to the CLO’s Certificate;
(i)    a copy of the Company’s Bylaws as in effect as of the date of the IPO Board Resolutions, and certified pursuant to the CLO’s Certificate;
(j)    a copy of the Company’s Bylaws as in effect as of the date of the Merger Board Resolutions and as of March 5, 2021, and certified pursuant to the CLO’s Certificate;
(k)    a copy of the Company’s Amended and Restated Bylaws as in effect as of March 8, 2021, certified pursuant to the CLO’s Certificate;
(l)    a copy of the Company’s Amended and Restated Bylaws, as amended on November 8, 2021 (the “A&R Bylaws”), in effect as of April 7, 2021, as of August 31, 2022, and as of the date hereof and certified pursuant to the CLO’s Certificate;
(m)    a copy of certain resolutions of the Board of Directors of the Company, adopted on (i) September 27, 2019, June 24, 2020, and August 26, 2020 (collectively, the “IPO Board Resolutions”), certified pursuant to the IPO Secretary’s Certificate; (ii) November 29, 2020 (the “Merger Board Resolutions”), certified pursuant to the CLO’s Certificate; (iii) March 5, 2021, certified pursuant to the CLO’s Certificate; (iv) March 8, 2021, certified pursuant to the CLO’s Certificate; (v) April 7, 2021, certified pursuant to the CLO’s Certificate; and (vi) August 31, 2022, certified pursuant to the CLO’s Certificate;
(n)    executed copies of the Share Agreements (but, with respect to the Rollover Warrants Agreements, copies executed by View Operating Corporation);
(o)    a copy of CF II’s Form of Warrant Certificate (the “Warrant Certificate”);
(p)    a certificate, dated the date hereof, from the Secretary of State of the State of Delaware with respect to the Company’s existence and good standing in the State of Delaware;
(q)    an executed copy of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 30, 2020, by and among CF II, PVMS Merger Sub, Inc. and View Operating Corporation; and
(r)    a copy of the 2021 Plan.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Selling Holders and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and the Selling Holders and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below, including the facts and conclusions set forth in the Officers’ Certificates.
In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. With respect to our opinion set forth in paragraph 2 below, we have assumed that (i) the Company received the consideration for the Secondary Securities set forth in the applicable board resolutions and (ii) the issuance of the Secondary

View, Inc.
November 21, 2022

Securities has been registered in the Company’s share registry. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and the Selling Holders and others and of public officials, including those in the Officers’ Certificates.
We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws of the State of New York and (ii) the General Corporation Law of the State of Delaware (the “DGCL”) (all of the foregoing being referred to as “Opined-on Law”).
Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:
1.    When the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act, the Company Shares, when (i) issued in accordance with the terms of the Warrant Agreement, the 2021 Plan or the respective Rollover Warrants Agreements, as applicable, by the Company, (ii) delivered upon payment of the exercise price of the Warrants, the Rollover Options or the Rollover Warrants, as applicable, and (iii) registered in the Company’s share registry, will be duly authorized by all requisite corporate action on the part of the Company under the DGCL and validly issued, fully paid and nonassessable.
2.    The Secondary Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and have been validly issued and are fully paid and nonassessable.
3.    The Secondary Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.
The opinions stated herein are subject to the following qualifications:
(a)    we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);
(b)    we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Agreements or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;
(c)    except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Agreements constitutes the valid and binding obligation of each party to such Transaction Agreement, enforceable against such party in accordance with its terms;
(d)    we do not express any opinion with respect to the enforceability of any provision contained in the Warrant Agreement or the Warrant Certificate relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;

View, Inc.
November 21, 2022

(e)    we do not express any opinion with respect to the enforceability of any provision contained in the Warrant Agreement or the Warrant Certificate with respect to the choice of law or the choice of forum of the parties to such Warrant Agreement or such Warrant Certificate and we have assumed that such choices are valid and effective under all applicable laws;
(f)    we do not express any opinion with respect to the enforceability of any provision of the Warrant Agreement or the Warrant Certificate to the extent that such section purports to bind the Company to the exclusive jurisdiction of any particular federal court or courts;
(g)    we call to your attention that irrespective of any agreement the parties may have to the Warrant Agreement or the Warrant Certificate, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to the Warrant Agreement or the Warrant Certificate; and
(h)    we have assumed that any agent of service will have accepted appointment as agent to receive service of process and call to your attention that we do not express any opinion if and to the extent such agent shall resign such appointment. Further, we do not express any opinion with respect to the irrevocability of the designation of such agent to receive service of process.
In addition, in rendering the foregoing opinions we have assumed that, at all applicable times:
(a)    neither the execution and delivery by the Company of the Transaction Agreements nor the performance by the Company of its obligations thereunder, including the issuance or sale, as applicable, of the Securities: (i) constituted or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (i) with respect to those agreements or instruments which are listed in Part II of the Registration Statement), (ii) contravened or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iii) violated or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iii) with respect to the Opined-on Law);
(b)    neither the execution and delivery by the Company of the Transaction Agreements nor the performance by the Company of its obligations thereunder, including the issuance or sale, as applicable, of the Securities, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction (except that we do not make the assumption set forth in this clause (b) with respect to the Opined-on Law);
(c)    (i) an appropriate account statement evidencing the Securities credited to a recipient’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent, (ii) the issuance of the Securities has been or will be properly recorded in the books and records of the Company; (iii) each award agreement pursuant to which rights to acquire Securities or other

View, Inc.
November 21, 2022

awards have been or are granted pursuant to the 2021 Plan is or will be consistent with the 2021 Plan and has been or will be duly authorized, executed and delivered by the parties thereto; (iv) each award agreement assumed by the Company and pursuant to which Rollover Options were granted is consistent with the 2021 Plan and has been duly authorized, executed and delivered by the parties thereto; and (v) the consideration received by the Company for each of the Securities delivered pursuant to the applicable Transaction Agreements shall not be less than the per share par value of the Securities;
(d)    the Transaction Agreements have not been amended, restated, supplemented or otherwise modified, that the Transaction Agreements have been duly authorized by all requisite corporate action of the Company and that the Transaction Agreements, as applicable, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms (except that we do not make the assumption set forth in this clause (d) with respect to the Secondary Warrants); and
(e)    the issuance of the Company Shares and the Secondary Shares does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Company’s Amended and Restated Certificate of Incorporation, the A&R Bylaws or the Transaction Agreements).
We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP